                  SIERRA HEALTH SERVICES INC AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

                                   EXHIBIT 11

                                                       Three Months Ended            Six Months Ended
                                                       June           June           June          June
                                                       1995           1994           1995          1994
                                                   -----------    -----------    -----------   -----------
NET INCOME...................................      $ 7,044,000    $ 5,501,000    $13,291,000   $ 9,976,000

EARNINGS PER COMMON SHARE....................            $ .48          $ .44          $ .91         $ .80

Weighted Average Number
 of Common Shares............................       14,721,000     12,548,000     14,680,000    12,492,000

 ..........................................................................................................

PRIMARY EARNINGS PER COMMON
 SHARE AND COMMON SHARE
 EQUIVALENTS.................................            $ .47          $ .43         $ .89         $ .78

Weighted Average Number of
 Common and Common
 Equivalent Shares...........................       14,888,000     12,828,000    14,866,000    12,779,000

 .........................................................................................................

FULLY DILUTED PRIMARY EARNINGS
 PER COMMON AND COMMON SHARE
 EQUIVALENTS.................................            $ .47          $ .43         $ .89         $ .78

Weighted Average Number of Common
 and Common Equivalent Shares Assuming
 Full Dilution...............................       14,891,000     12,828,000    14,870,000    12,792,000


     Note: Common Equivalent Shares represent the incremental effect of outstanding stock options and stock appreciation rights.